                                                                 EXHIBIT 10.47


                      INDEFEASIBLE RIGHT OF USE AGREEMENT

                                   BETWEEN

                              TELEGLOBE USA INC.

                                     AND

                      STARTEC GLOBAL COMMUNICATIONS CORP.

THIS AGREEMENT made and entered into as of 17th day of December 1998 (the "EFFECTIVE DATE").

BY AND BETWEEN:                       TELEGLOBE USA INC., a Delaware
                                      corporation having its principal office
                                      at 1751 Pinnacle Drive, Suite 1600,
                                      McLean, Virginia 22102 hereinafter
                                      referred to as "TELEGLOBE";

AND:                                  STARTEC GLOBAL COMMUNICATIONS CORP., a
                                      corporation organized and existing
                                      under the laws of Maryland, having its
                                      principle office at 10411, Motor City
                                      Drive, Bethesda, MD 20817, hereinafter
                                      referred to as "STARTEC".

WHEREAS, Teleglobe or its affiliates have acquired certain rights to transatlantic fiber optic capacity in the AC-1 Cable System and to associated backhaul capacity which will connect such transatlantic capacity to terrestrial termination points (the "Cable System"); and

WHEREAS, STARTEC desires to take and pay for the right to use certain capacity in the Cable System as more fully set forth herein.

NOW, THEREFORE, the Parties agree as follows:

                                ARTICLE I
                             INTERPRETATION

1.1 DEFINITIONS. This Section 1.1 lists defined terms used in this Agreement. Capitalized terms used in any provision of this Agreement and not otherwise defined therein shall have the following meanings, respectively, unless the context otherwise requires.

      (A) AC-1 shall mean the Atlantic Crossing One Transatlantic Submarine Fiber Optic Cable System;

      (B) "AGREEMENT" shall mean this Agreement and the schedule attached hereto, as amended from time to time;

      (C) "CABLE SYSTEM" shall mean the Teleglobe's interest in certain transatlantic submarine fiber optic cable capacity in the Atlantic Crossing/AC-1 Submarine Cable System (including the full DS-3 which is subject to the IRU herein) between the beachhead cable station located at Brookhaven, New York and the beachhead cable station located at White Sands, United Kingdom (the "Cable"). Plus the backhaul capacity between 60 Hudson Street Brookhaven, NY as well as the backhaul capacity between White Sands, UK and Telehouse, 5th Floor, Corriander Avenue, East India Docks, London, UK.

      (D) "DOLLAR" and "DOLLARS" and the symbol "$" shall mean lawful money of the United States of America;

      (E) "DS3" shall consist of one (1) Virtual Container 3 (VC-3), allowing the use of 44 736 000 bits per second (nominal 45Mbps) digital stream.

      (F) "EFFECTIVE DATE" shall mean the date that the obligations arising under this Agreement shall be deemed to be in full force and effect notwithstanding the formal date of its execution by the Parties;

      (G) "OPERATION AND MAINTENANCE" or "O&M" shall mean the operation and maintenance of the Cable System and the operation and maintenance of the Backhaul, if any. Without limiting the generality of the foregoing, such operation and maintenance activities may include, but not be limited to, testing, adjustment, and storage of plant and equipment, repairs, maintenance, and reburial and replacement of plant;

      (H) "PARTIES" shall mean all of the parties hereto collectively; and "PARTY" shall mean any one of them;

      (I) "PERSON" shall mean an individual, corporation, company, cooperative, partnership, trust or unincorporated association and pronouns have a similarly extended meaning;

      (J) "CAPACITY PURCHASE AGREEMENTS" shall mean any capacity purchase agreement, or capacity lease agreement entered into by Teleglobe or its affiliates, or to which Teleglobe or its affiliates as an IRU-holder or lessee in specific cable capacity is subject to, the purpose of which is to define the terms and conditions upon which said cable capacity has been purchased;

      (K) "SERVICE DATE" shall mean the date of completion of installation, acceptance testing, and implementation of the access to and use of the Cable System, the completion of which shall be confirmed in writing by Teleglobe to STARTEC. Subject to the compliance of both Parties with their respective obligations hereunder, it is anticipated that the Service Date will occur on or about thirty
           (30) days from the Effective Date.

      (L) "RFS DATE" shall mean, with respect to the AC-1 Cable System, the date on which the Cable will be available for service.

1.2 Gender. Any reference in this Agreement to any gender shall include all genders and words used herein importing the singular number only shall include the plural and vice versa.

1.3 Headings. The division of this Agreement into Articles, Sections, Subsections and other Subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation hereof.

1.4 Severability. Any Article, Section, Subsection or other Subdivision of this Agreement or any other provision of this Agreement which is proven to be illegal, invalid or unenforceable shall be severed herefrom and shall be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof, which provisions shall be severed from any illegal, invalid or unenforceable Article, Section, Subsection or other subdivision of this Agreement or any other provision of this Agreement and shall otherwise remain in full force and effect.

1.5 Entire Agreement. This Agreement constitutes the entire agreement by and between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, proposals, negotiations and discussions, whether oral or written, of the Parties.
      Except as provided for herein, this Agreement may be amended only by an instrument in writing signed by both Parties.

1.6 Governing Law. This Agreement shall be interpreted and construed in accordance with the laws of Virginia, without giving effect to the laws of such state governing conflicts of laws.

                           ARTICLE 2
            GRANTING OF IRU AND BACKHAUL CAPACITY

2.1 Granting of IRU. Subject to STARTEC making all payments to Teleglobe when due hereunder, as of and from the Effective Date, Teleglobe shall grant to STARTEC, on an IRU basis, an interest in one full DS3 in the Cable.

2.2 Backhaul Service. Subject to STARTEC making all payments to Teleglobe when due hereunder, Teleglobe shall utilize reasonable efforts to provide STARTEC as of and from the Service Date with access to and use of the backhaul in a capacity equal to the IRU granted herein, which backhaul shall be provided per the terms of this Agreement and for a term consistent with the IRU in the Cable granted hereunder.

2.3 O&M. Subject to STARTEC making the required payments set forth in Articles 3 and 4 hereof. Teleglobe shall use reasonable efforts to ensure that the Cable System is maintained in accordance with the Capacity purchase agreements between Teleglobe or its affiliate(s) and the owners of the Cable System.

2.4 Cable Restoration. Restoration will not be available on the Cable until a complete loop is constructed between the US and UK beachhead cable stations. The AC-1 owners have provided Teleglobe with a Target Date of 31 March 1999 as an availability date for Cable restoration capability. At such time that Teleglobe obtains such capability, it shall forthwith make it available to STARTEC.

                                ARTICLE 3
                CABLE SYSTEM FEE FOR CABLE AND BACKHAUL


      Cable System Fee. In consideration of the grant of the use of the Cable System by Teleglobe to STARTEC, STARTEC agrees to pay to Teleglobe a non-reimbursable fee of Two Million Seven Hundred Fifty Thousand US Dollars (US$2,750,000) (the "Cable System Fee"), on the Effective Date. STARTEC agrees to pay the Cable System Fee by wire transfer, certified cheque or bank draft. Notwithstanding any other provision to the contrary, Teleglobe shall not be obligated grant such usage prior to receipt of the Cable System Fee.

                              ARTICLE 4
                  PAYMENT OF CHARGES AND EXPENSES

4.1 O&M Charges. In consideration of Teleglobe's provision of O&M in connection with the Cable, STARTEC shall pay to Teleglobe an annual fee of One Hundred Thousand US Dollars (US$100,000) plus an annual escalator of 3% compounded annually. STARTEC's payment of O&M charges relating to the Cable and the Backhaul shall be based on a full DS3 of capacity on the Cable System.

4.2 Invoicing and Payments. On the Effective Date and quarterly thereafter, Teleglobe shall submit to STARTEC an invoice for the O&M charges provided for in this Article 4 and for any applicable non-recurring cost. STARTEC shall make full payment on all such invoices no later than the last day of the month immediately following the month the invoice was submitted or then (10) business days, whichever is later. Invoices shall be paid in US Dollars, by wire transfer, certified cheque or bank draft. All such O&M charges paid by STARTEC pursuant to this Article 4 shall be non-reimbursable.

4.3 Taxes. All prices and charges due hereunder are exclusive of all applicable taxes, including without limitation, value added taxes, sales taxes, and duties or levies imposed by any authority, government, or governmental agency (except income tax or other corporate taxes attributable to Teleglobe), all of which shall be paid promptly when due by STARTEC.

                              ARTICLE 5

                 REPRESENTATIONS AND WARRANTIES OF STARTEC


Representations and Warranties. STARTEC represents and warrants to Teleglobe that STARTEC has obtained all relevant telecommunications licenses necessary for the acquisition of the Cable System, the execution and delivery of, and the performance of, its obligations under this Agreement and shall use all reasonable efforts to have continued in effect such exemptions, approvals, consents, authorizations, licenses and permits as long as it shall have obligations under this Agreement.

                            ARTICLE 6

                  REPRESENTATIONS AND WARRANTIES OF TELEGLOBE

6.1 Representations and Warranties. Teleglobe represents and warrants STARTEC that it is authorized to sell and lease interests in the Cable System as contemplated hereunder.

6.2 No Representation on the Capacity. Except as expressly set forth in this Agreement, Teleglobe has not made and shall not be deemed to have made any representations or warranties whatsoever with respect to the Cable System. Teleglobe expressly disclaims with respect to STARTEC and STARTEC hereby expressly waives, releases and renounces, all warranties, obligations and liabilities of Teleglobe and all rights, claims and remedies against Teleglobe, express or implied, arising by law or otherwise, with respect to any failure, delay in installation, cancellation of, non-conformance, temporary or permanent failure of or defect in the Cable System, whatsoever shall have been the cause and however long it shall have lasted (whether or not Teleglobe has been advised of the possibility of such loss or damage arising). Without limiting the foregoing, Annex I consisting of Technical Performance Specifications and RFS Standards shall constitute a representation or warranty on the part of Teleglobe.

6.3
                                 ARTICLE 7
                           COVENANTS OF STARTEC

During the term of this Agreement, STARTEC shall:

(A) pay to Teleglobe (or its designee, as may be notified in writing to STARTEC, as the case may be) when they become due all amounts payable under this Agreement and otherwise comply with all other provisions of this Agreement;

(B) undertake to keep the Capacity and Backhaul Capacity free of liens, charges, and other encumbrances (including any inchoate liens or floating charges) and shall reimburse Teleglobe (or its designee, as the case may be), and in the event of accidental breach, to take all steps required to discharge such liens, charges and other encumbrances;

(B) not use the Cable System for any illegal, unlawful, fraudulent or unauthorized purposes and, without limiting the generality of the foregoing, use Cable System, at all times, in a manner consistent with the applicable authorization, licenses and permits for the landing, construction and operation of the Cable System;

(C) use the Cable System in such a way as to avoid degrading the overall performance of the Cable System or causing interruptions of, or interference with, impairment or degradation of the use of any other capacity in the Cable System, or impair privacy of any communications over such facilities. If, after notification by Teleglobe, STARTEC does not take immediate and effective action to comply with its obligations, Teleglobe may take reasonable action required to protect the other capacity in the Cable System up to and including the interruption of the Cable System responsible for the interruption, interference, impairment or degradation. STARTEC shall be responsible and shall bear any costs required by Teleglobe to correct the disturbance that was caused by the usage of the Capacity by STARTEC, its lessees, permitted assigns or customers. STARTEC shall cause all other purchasers of the IRU granted herein on the Cable System to undertake obligations comparable to those of STARTEC set forth in this Article;

(D) upon reasonable notice as the situation or circumstance so justify, make available to Teleglobe the Cable System for such test and adjustment as may be necessary for the Cable System to be maintained in efficient working order.

                                  ARTICLE 8
                               ADDITIONAL TERMS

CAPACITY PURCHASE AGREEMENTS. STARTEC understands and agrees that the Cable System is subject to the terms and conditions of one or more Capacity purchase agreements. STARTEC further understands and agrees that such Capacity purchase agreements terms and conditions are applicable to Teleglobe and/or the Cable System, and that such Capacity purchase agreements terms and conditions are applicable to Teleglobe and/or the Cable System, and that such Capacity purchase agreements terms and conditions shall similarly apply to Teleglobe's grant of the use of the Cable System hereunder, and STARTEC's use thereof.

                                  ARTICLE 9
                         INTELLECTUAL PROPERTY RIGHTS

9.1 NO LICENSE. No license under patents is granted by Teleglobe or shall be implied or arise by estoppel in favor of STARTEC with respect to any apparatus, system or method used by STARTEC in connection with the use of the Cable System granted to STARTEC under this Agreement.

9.2 SPECIFIC INDEMNIFICATION. With respect to claims of patent infringement made by third Persons, STARTEC will save Teleglobe and the other signatories to the Capacity purchase agreements harmless against claims arising out of or based on the use by STARTEC, in combination or in connection with the Cable System, any apparatus, system or method provided by STARTEC, or any lessee, assignee, or customer of STARTEC.

                                  ARTICLE 10
                       LATE PAYMENTS AND PERFORMANCES

10.1 In the event that STARTEC shall fail to make any payment under this Agreement when due, such amounts shall accrue interest, from the date such payment is due until paid, including accrued interest at an annual rate equal to one and one-half (1.5) times the prime rate of interest published by the Wall Street Journal as the base rate on corporate loans posted by a percentage of the nation's largest banks on the date any such payment is due, or if lower, the highest percentage allowed by law.

                                  ARTICLE 11
                                     TERM

11.1  The term of this Agreement shall begin on the Effective Date and
subject to the provisions of Section 11.2, shall continue until       the
twenty-fifth anniversary of the RFS Date of the AC-1 Cable System (the end of the Expected Useful Life).

11.2 Notwithstanding the termination of this Agreement, all payment obligations of STARTEC for amounts still due or payable under this Agreement for the period ending at the date of termination shall survive until full payment.

                                  ARTICLE 12
                               EVENT OF DEFAULT

The occurrence of any one or more of the following events shall constitute an Event of Default under this Agreement:

(A) If STARTEC fails to make full payment of the IRU Fee or the BACKHAUL Fee as contemplated in Section 3 of this Agreement or any other payments required to be made hereunder, including without limitation the Annual O&M Charge and any applicable nonrecurring charges, when the same become due and payable as herein provided and such default has not been cured within ten (10) business days after receipt by STARTEC of a notice to that effect;

(B) If STARTEC fails to duly observe, perform and discharge the covenants, conditions and obligations on its part to be observed, performed or discharged hereunder (other than the default of payment of amounts under any provisions of this Agreement) and such default has not been cured within thirty (30) days after receipt by STARTEC of a notice from Teleglobe;

(C) If any representation or warranty made herein shall prove at any time to be materially incorrect;

(D) If STARTEC has defaulted on its payment obligations to Teleglobe or any of its affiliates under any telecommunications service agreements or if STARTEC becomes insolvent or bankrupt or ceases paying its debt generally as they mature or has a receiver, administrative receiver or manager appointed over the whole or any part of its assets or goes into liquidation (whether compulsorily or voluntarily), otherwise than for the purpose of an amalgamation or reconstruction, or makes any arrangements with its creditors or has any form of execution or distress levied upon its assets or ceases to carry on its business.

                                  ARTICLE 13
                                  TERMINATION

13.1 TERMINATION UPON DEFAULT. Upon the occurrence of an Event of Default, Teleglobe shall have the right to terminate this Agreement immediately, and, in addition to any other remedies available hereunder, at law or in equity, shall be entitled to repossess the Cable and cease providing the Backhaul without any other notice or action, with or without legal process. In addition, upon occurrence of an Event of Default, Teleglobe may temporarily discontinue use of the Cable System without incurring any liability to STARTEC, its assignees, its lessees or its customers, until the default is duly cured by STARTEC to the complete satisfaction of Teleglobe.

13.2 TERMINATION AFTER INITIAL TERM. In the event that this Agreement is continued beyond the Expected Useful Life of the Cable System as defined herein, any Party may thereafter terminate this Agreement by giving the other Party a notice of not less than one (1) year.

13.3 OTHER REMEDIES. Termination of this Agreement by the Party not in default in accordance with the terms hereof shall be without prejudice to any other rights or remedies such Party shall have hereunder, at law or in equity.

                                  ARTICLE 14
                           GENERAL INDEMNIFICATION

STARTEC shall indemnify and save Teleglobe harmless from and against any direct or consequential claims, demands, actions, causes of action, damages, losses (which shall include any reduction in value), liabilities, costs or expenses (including, without limitation, interest, penalties and reasonable attorneys' fees and disbursements) (collectively, the "Losses") which may be made against Teleglobe or which Teleglobe may suffer or incur as a result of, arising out of or relating to

(A) any non-performance of or non-compliance with any covenant, agreement or obligation of STARTEC under or pursuant to this Agreement;

(B) any incorrectness in or breach of, any representation or warranty made by STARTEC;

(C) any action, suit, claim, trial, demand, investigation arbitration or other proceeding by any Person containing allegations which, if true, would constitute an event described in this Section 14.

                                  ARTICLE 15
                              DISPUTE RESOLUTION

ARBITRATION. Any difference, controversy or claim arising out of or relating to this Agreement, its interpretation or performance, shall be considered a "DISPUTE". Any Dispute may, by the written mutual agreement of the Parties, be referred to binding arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce in effect on the date the arbitration is submitted to the tribunal of arbitration. Any arbitration proceedings shall be conducted in Washington, D.C. in the English language.

                                 ARTICLE 16
                               MISCELLANEOUS

161. ASSIGNMENT. Neither this Agreement nor any rights, remedies, liabilities or obligations arising under it or by reason of it shall be assignable by STARTEC without the prior written consent of Teleglobe, which consent will not be unreasonably withheld. Teleglobe may assign this Agreement and its rights, remedies, liabilities and obligations hereunder without the consent of STARTEC; provided, however that Teleglobe shall give STARTEC written notice of the assignment of Teleglobe's interest hereunder to any Person that is not an affiliate of Teleglobe. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding on the Parties and their respective successors and permitted assigns.

16.2 FURTHER ASSURANCES. The Parties shall, with reasonable diligence, do all things and provide all reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide further documents or instruments required by the other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement.

16.3 NOTICES. Any notice, consent, request, authorization, permission, direction or other communication required or permitted to be given hereunder shall be in writing and shall be delivered either by personal delivery or by telex, telecopier or similar telecommunications device, return receipt requested, and addressed as follows:

       (A)  in the case of Teleglobe:

            TELEGLOBE USE INC.
            1751 Pinnacle Drive
            Suite 1600
            McLean, Virginia 22102
            Attention: Vice President & General Manager
            Facsimile: (703) 714-6653

       (B)  in the case of STARTEC:

            STARTEC
            10411 Motor City Drive
            Bethesda, MD 20817
            Attention: Mr. Mark Boettcher, Senior Manager of Provisioning Facsimile (301) 365-5592

Any notice, consent, request, authorization, permission, direction or other communication delivered as aforesaid shall be deemed to have been effectively received, if sent by telex, telecopier or similar telecommunication device, on the Business Day next following transmission thereof, or, if personally delivered, on the date of such delivery, provided, however, that if such date is not a Business Day then it shall be deemed to have been received on the Business Day next following such delivery. An address may be modified by written notice delivered as aforesaid.

16.4 NO PARTNERSHIP. The relationship between Teleglobe and STARTEC under this Agreement shall not be that of partners or joint venturers and nothing herein contained shall be deemed to constitute a partnership or join venture between them and the rights and obligations of the Parties shall be limited to the express provisions of this Agreement.

16.5 CONFIDENTIALITY AND PUBLIC ANNOUNCEMENT. It is expected that the Parties may disclose to each other proprietary or confidential technical, financial and business information ("PROPRIETARY INFORMATION"). Except as necessary to perform its obligations under this Agreement, the receiving Party shall not make any use of Proprietary Information for its own benefit or for the benefit of any other Person, and, except with the prior written consent of the disclosing Party or as otherwise specifically provided herein, the receiving Party will not, during and for a period of three (3) years after the termination of this Agreement, duplicate, use or disclose any Proprietary Information to any Person.

The receiving Party shall not disclose all or any part of the disclosing Party's Proprietary Information to any affiliates, agents, officers, directors, employees or representatives (collectively, "REPRESENTATIVES") of the receiving Party, except on a need to know basis. Such Representatives shall be informed of the confidential and proprietary nature of the Proprietary Information. Each Party shall maintain the other Party's Proprietary Information with at least the same degree of care each Party uses to maintain its own proprietary information. The receiving Party shall immediately advise the disclosing Party in writing of any misappropriation or misuse by any person of the disclosing Party's Proprietary Information of which the receiving Party is aware.

All Proprietary Information in whatever form shall be promptly returned by the receiving Party to the disclosing Party upon written request by the disclosing Party for any reason or upon termination of this Agreement.

Each receiving Party acknowledges that the Proprietary Information of the disclosing Party is central to the disclosing Party's business and was developed by or for the disclosing Party at a significant cost. Each receiving party further acknowledges that damages would not be an adequate remedy for any breach of this Agreement by the receiving Party or its Representatives and that the disclosing Party may obtain injunctive or other equitable relief to remedy or prevent any breach or threatened breach of this Agreement by the receiving Party or any of its Representatives. Such remedy shall not be deemed to be the exclusive remedy for any such breach of this
Section 16.5, but shall be in addition to all other remedies available at law or in equity to the disclosing Party.

None of the Parties shall disclose or make any public announcement of the existence of this Agreement, the transaction contemplated hereby or the contents hereof without in each case the prior written consent of the other, unless such disclosure is required by law and then only after prior notice to the other Party.

16.6 WAIVER. No waiver of any right under this Agreement shall be deemed effective unless contained in writing signal by the Party charged with such waiver, and no waiver of any right arising from any breach or failure to perform shall be deemed to be a waiver of any future such right or any other right arising under this Agreement.

16.7 FORCE MAJEURE. Neither Party shall be responsible for failures to perform or delays in performing its obligations, (except for any payment obligations hereunder) due to causes beyond its reasonable control and without its fault or negligence.

IN WITNESS WHEREOF the Parties have signed this Agreement as of the date first above written.

TELEGLOBE USA INC.                             STARTEC

By:    /s/ John C. Cahill, Jr.           By:    /s/ [Illegible]
       ------------------------------           -------------------------
Name:  John C. Cahill, Jr.               Name:  /s/ [Illegible]
                                                ------------------------


Title:  President and General Manager          Title:  CFO
                                                      ----------------------
Date:   12/18/98                               Date:  12/18/98
      -----------------------------                   -----------------------

       ANNEX 1 CONSISTING OF 2 PAGES


                 TECHNICAL PERFORMANCE SPECIFICATIONS

         1. The inland service (Inland Capacity and Restoration Capacity) shall, at a minimum, be available 99.995% of the time in any 365 day period; not including, for purposes of such availability calculation, service outages as a result of force majeure conditions.

         2. The transmission performance of the Inland capacity shall be designed to exceed that defined in ITU Recommendation G.826.

         3. The connections and interface to both the Atlantic Crossing system and to any inland service shall be STM-1o (optical interface) as specified in ITU Recommendation G.957 and as 1+1 protected or equivalent. Alternative connections and interfaces may be negotiated directly with the inland supplier at the appropriate cost adjustment.

         4. The inland service capacity shall include both service and protection circuits. A service-carrying circuit and its protection circuit shall be on diverse routes.

         5. The protection switching shall be automatic and switch time shall not exceed 50 rms.

         6. Grantor and Backhaul Providers shall provide a designated point of contact that is available 24 hours a day, 7 days a week for the reporting of troubles, coordinating test efforts locating troubles and clearing troubles.

            ANNEX 1 CONSISTING OF 2 PAGES

                   RFS STANDARD

         RFS Standard means for any Inland Capacity that (a) the fiber optic telecommunications system carrying such capacity has the ability to carry commercial traffic between the System Interface at the Cable Station to the Inland Point of Interface meeting performance criteria of ITU-T G.826 and has protection switching capability and (b) the interface to the System shall be STM-1 (optical interface) as specified in ITU Recommendation G.957 and 1+1 protected or equivalent.